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     First Trust/Gallatin Specialty Finance and Financial Opportunities Fund
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



PRESS RELEASE
SOURCE:  First Trust/Gallatin Specialty Finance and Financial Opportunities Fund

First Trust/Gallatin Specialty Finance and Financial Opportunities Fund Board Approves Gallatin Asset Management, Inc. as New Investment Sub-Advisor

LISLE, IL - (BUSINESS WIRE) - September 24, 2007 - First Trust Advisors L.P. ("FTA") announced today that the Board of Trustees of First Trust/Gallatin Specialty Finance and Financial Opportunities Fund (NYSE: FGB) has voted to approve Gallatin Asset Management, Inc. ("Gallatin") as investment sub-advisor to the Fund following the automatic termination of the Fund's current investment sub-advisory agreement. On May 31, 2007, Wachovia Corp. announced that it had reached an agreement in principle with A.G. Edwards, Inc. under which Wachovia Corp. will acquire A.G. Edwards, Inc. (the "Acquisition"). Gallatin, the Fund's current sub-advisor, is a wholly-owned subsidiary of A.G. Edwards, Inc. The Acquisition is expected to be completed on or about October 1, 2007. The consummation of the Acquisition would be considered an "assignment" under federal securities laws of the current investment sub-advisory agreement between the Fund, Gallatin and First Trust Advisors L.P. This assignment will result in the automatic termination of the Fund's current investment sub-advisory agreement with Gallatin. As such, the Board of Trustees has approved an interim sub-advisory agreement with Gallatin to take effect upon completion of the Acquisition whereby Gallatin would continue to serve as the Fund's sub-advisor for a maximum period of 150 days. A new sub-advisory agreement with Gallatin will be submitted to shareholders of the Fund for approval, which new sub-advisory agreement would take effect upon such shareholder approval. We anticipate that this new sub-advisory agreement will be substantially similar to the Fund's current sub-advisory agreement.

A meeting of FGB shareholders to vote on a proposal to approve the new sub-advisory agreement with Gallatin is expected to be scheduled for a date on or before January 31, 2008. Any solicitation of proxies by FGB in connection with this shareholder meeting will only be made pursuant to separate proxy materials filed with the U.S. Securities and Exchange Commission ("SEC") under applicable federal securities laws. There can be no assurance that the Acquisition described above will be consummated at contemplated or that necessary percentage of the shareholders of FGB will vote to approve Gallatin as new investment sub-advisor.

FGB is a non-diversified closed-end management investment company that seeks to provide a high level of current income and, as a secondary objective, attractive total return. The Fund seeks to achieve its objectives by investing at least 80% of its managed assets in a portfolio of securities of specialty finance and other financial companies that the sub-advisor believes offer attractive opportunities for income and capital appreciation. Under normal market conditions, the Fund will concentrate its investments in securities of companies within industries in the financial sector.

First Trust Advisors L.P. has served as the Fund's investment advisor since its inception. At August 31, 2007, First Trust Advisors L.P managed or supervised approximately $32 billion in assets.

Gallatin has served as the Fund's investment sub-advisor since the Fund's inception. Gallatin provides asset management and advisory services to high net worth individuals and institutional investors. Gallatin had approximately $10.2 billion of assets under management as of August 31, 2007.

In connection with the solicitation of proxies, the Fund intends to file a proxy statement. Because the proxy statement will contain important information, FGB's shareholders are urged to read it carefully when it becomes available. When filed with the SEC, the proxy statement will be available free of charge at the SEC's website, www.sec.gov. FGB's shareholders will also be able to obtain copies of these documents and other transaction-related documents, when available, by calling FTA toll-free at 800-621-1675. The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

Press Release                 Source: First Trust/Gallatin Specialty Finance and
                                                    Financial Opportunities Fund


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CONTACT:  Jeff Margolin - 630-915-6784

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SOURCE:  First Trust/Gallatin Specialty Finance and Financial Opportunities Fund